Exhibit 99.5

October 6, 2025

Law’s Business Group Holding Limited

Unit 1813-1815, 18/F, Hollywood Plaza

610, Nathan Road, Mongkok, Hong Kong

Dear Sirs:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-1 (the “Registration Statement”) of Law’s Business Group Holding Limited (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the United States Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Wing Kwan, CHENG
Name: Wing Kwan, CHENG